Exhibit 99

August 11, 2008

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS

Wheeling, WV, August 11, 2008–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2008 was reported at $511,217 or $.33 per share, compared to $506,022 or $.33 per share reported for the same period a year earlier. The increase in earnings during the second quarter of 2008 compared to 2007 was primarily due to the decrease in noninterest expenses, offset in part by the decreases in net interest income and noninterest income. Noninterest expenses decreased $64,412 or 3.6%, for the second quarter of 2008 as compared to the same period in 2007 primarily due to decreases in salary and employee benefits, offset in part by increases in occupancy expenses of premises and other operating expenses. Net interest income decreased $36,735 or 1.8% over the same period in 2007. The decrease in net interest income was primarily due to the decline in the interest paid on interest bearing liabilities combined with the decrease in interest and fees earned on loans. Noninterest income decreased $25,050 or 7.0% for the three months ended June 30, 2008 as compared to the same period a year earlier and resulted primarily from the decline in service charges and fee income combined with a decrease in gains on sales of investment securities, offset in part by a decrease in other operating income.

For the six months ended June 30, 2008, net income was reported at $1,147,558 or $.75 per share compared to $921,418 or $.60 per share reported for the same period in 2007. The 24.5% increase in earnings was primarily due to the increases in net interest income and noninterest income combined with the decrease in noninterest expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) June 30, 2008	December 31, 2007
AT PERIOD END
Total Assets	$257,299	$253,187
Total Deposits	208,018	203,127
Total Loans	119,705	121,739
Total Investment Securities	110,121	106,647
Shareholders’ Equity	29,418	26,844
Shareholders’ Equity Per Share of Common Stock	17.83	17.81

(Unaudited, in thousands, except share and per share data)	June 30, 2008	June 30, 2007
FOR THE THREE MONTHS ENDED
Net income	511	506
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.33	.33
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.80%	.81%
Return on Average Equity	7.56%	7.78%

FOR THE SIX MONTHS ENDED
Net income	1,148	921
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.75	.60
Dividends Per Share of Common Stock	.38	.38
Return on Average Assets	.90%	.73%
Return on Average Equity	8.53%	7.15%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”